Exhibit 99.1

Ondas Appoints Dr. Irit Idan to Advisory Board of Ondas Autonomous Systems

Former Rafael Advanced Systems Executive and SoftBank Vision Fund Advisor Brings Deep Expertise in AI, Robotics, Autonomous Systems, and Defense Innovation

Dr. Idan’s appointment supports OAS’ broader growth plan and long-term strategy to enhance its product roadmap, strengthen customer relationships, and accelerate global adoption of its Optimus and Iron Drone Raider platforms

BOSTON, MA / August 15, 2025 / Ondas Holdings Inc. (NASDAQ:ONDS) ("Ondas" or the "Company"), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, today announced the appointment of Dr. Irit Idan to the OAS Advisory Board. Dr. Idan will serve alongside Yaniv Rotem as the second member of this select group, guiding OAS in advancing its leadership in autonomous defense, homeland security, and critical infrastructure protection.

Dr. Irit Idan

Dr. Idan is a recognized leader in technology-driven transformation, advising on the integration of AI, robotics, autonomous systems, medical devices, defense technologies, and more to drive industry innovation and economic growth. She previously served as Executive Vice President for Research and Development at RAFAEL – Advanced Defense Systems Ltd., the Israeli government-owned defense company and developer of the world-renowned Iron Dome missile defense system. At RAFAEL, she led multi-billion-dollar R&D programs in defense, space, and air superiority systems, advancing the company’s position as a global leader in breakthrough technologies.

Dr. Idan later served as an investment advisor for the SoftBank Vision Fund, one of the largest technology investment funds in the world with over $100 billion in committed capital. The fund is known for backing transformative companies in AI, robotics, autonomous systems, telecommunications, and other deep technologies. In this role, Dr. Idan helped due diligence in global investment and identify disruptive technologies.

“We are honored to welcome Dr. Idan to the OAS Advisory Board,” said Eric Brock, Chairman and CEO of Ondas. “Her experience leading innovation at the highest levels of the defense industry and advising global technology investments will be invaluable as we expand OAS’ role in delivering next-generation autonomous systems for defense and homeland security. Dr. Idan’s track record in driving breakthrough programs aligns perfectly with our mission to deliver operationally proven, AI-powered solutions to our customers worldwide.”

“OAS is building a portfolio of systems that are redefining what is possible in autonomous defense and security,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “Dr. Idan brings rare expertise across defense technology development, global strategy, and commercialization of advanced systems. We believe her insight will strengthen our ability to innovate, scale, and deliver solutions that address the urgent and evolving needs of our customers.”

Dr. Idan began her career in astrophysics research, earning a Ph.D. from the Technion – Israel Institute of Technology. She is the recipient of multiple prestigious fellowships, including the Amelia Earhart Fellowship for Research Excellence in Aerospace Science (three consecutive years), the Minerva Fellowship for German-Israeli academic exchange, and the Katzir Fellowship from Israel’s Prime Minister’s Office. She has served on the Board of Directors of multiple technology companies, is a member of the Technion Council and International Board of Governors and was a senior member of Israel’s Grand Strategy Forum, advising the President of Israel on national security and strategic policy.

Her appointment supports OAS’ broader growth plan outlined in recent reports, which calls for expanding its advisory network to include globally recognized leaders in defense, deep tech, and autonomous systems. This initiative is part of Ondas’ long-term strategy to enhance its R&D vision, strengthen customer relationships, and accelerate global adoption of its Optimus and Iron Drone Raider platforms.

About Ondas Holdings Inc.

Ondas Holdings Inc. (Nasdaq: ONDS) is a leading provider of autonomous drone and private wireless solutions through its business units Ondas Autonomous Systems (OAS) and Ondas Networks. Ondas’ technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

OAS offers a portfolio of best-in-class AI-driven defense and security drone platforms that are currently deployed globally to protect and secure sensitive locations, populations, and critical infrastructure. Operating via its wholly owned subsidiaries, American Robotics and Airobotics, OAS offers the Optimus System—the first U.S. FAA-certified sUAS for automated aerial security and data capture—and the Iron Drone Raider—an autonomous counter-UAS system designed to neutralize hostile drones.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gas, transportation, and government.

For additional information on Ondas Holdings: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com